Exhibit 99.1

CPI Card Group Inc. Reports Second Quarter 2016 Results

Date: August 10th

Second Quarter Net Sales of $73.7 million

Loss per Share of $0.01, Adjusted Diluted EPS of $0.05

Announces Quarterly Dividend of $0.045 per Share

Call scheduled for Wednesday, August 10, 2016 at 5:00 p.m. Eastern Time

Littleton, Colo. August 10, 2016 -- CPI Card Group Inc. (Nasdaq: PMTS; TSX: PNT) (“CPI Card Group” or the “Company”) today reported financial results for the second quarter ended June 30, 2016.

Second Quarter 2016 Summary

•	Net sales were $73.7 million, a decrease of 22.8% compared to the prior year period.
•

Net loss from continuing operations was $0.3 million, or $0.01 per share, compared with net income from continuing operations of $12.2 million in the prior year period. Second quarter 2016 net loss from continuing operations reflects the impact of $1.9 million, or $0.02 per share, of litigation and related charges associated with the patent litigation.

•	Adjusted EBITDA was $12.0 million, or 16.3% of net sales, compared with $25.3 million in the prior year period.
•	Adjusted net income from continuing operations was $2.6 million, or $0.05 per share on a diluted basis, compared with $13.9 million and $0.25 per share on a pro forma basis in the prior year period.
•	Returned $8.6 million to stockholders through dividends and share repurchases in the second quarter of 2016.

“Our second quarter results were in-line with expectations and consistent with the guidance we provided in May of this year.  Although EMV® chip card sales were down in the quarter, we continue to be optimistic about the on-going EMV conversion within the U.S. financial card market, as well as the increasing demand for card personalization and other value-added services,” said Steve Montross, president and chief executive officer of CPI Card Group.  “Despite the decline in net sales and net income, the business generated strong free-cash flow allowing us to return $8.6 million to shareholders through dividends and share repurchases while also improving liquidity.”

Second Quarter 2016 Segment Information

U.S. Debit and Credit:

Net sales decreased 30.7% to $50.8 million in the second quarter of 2016 from $73.4 million in the prior year period. Gross profit decreased to $15.7 million from $28.5 million in the prior year period, and gross profit margin was 30.9% compared with 38.9% in the prior year period. Income from operations decreased to $9.2 million from $22.1 million in the second quarter of 2015, and operating margins were 18.1% compared with 30.2% in the prior year period. EBITDA decreased 52.5% to $11.4 million, or 22.4% of net sales, from $24.0 million, or 32.7% of net sales, in the second quarter of 2015. The decline in net sales in the U.S. Debit and Credit segment was driven primarily by a reduction in the number of EMV chip cards sold in the second quarter, decreasing by 54.9% compared with the second quarter of 2015, and to a lesser extent lower average EMV card sales prices, partially offset by strong year-over-year growth of card personalization and fulfillment services of $5.7 million in the quarter.  Lower average selling prices on EMV cards with the large issuer customers were partially mitigated by a larger percentage of EMV card volumes being shipped to small-to-mid sized issuer customers.

U.S. Prepaid Debit:

Net sales for the second quarter of 2016 decreased 3.2% to $12.0 million from $12.4 million in the second quarter of 2015. Gross profit was $4.2 million compared with $4.6 million in the prior year period, and gross profit margin was 34.7% compared with 37.2% in the prior year period. Income from operations in the second quarter of 2016 was $3.0 million compared with $3.2 million in the prior year period, while operating margins were 24.9% compared with 25.9% in the prior year period.  EBITDA was $3.6 million, or 29.7% of net sales, compared with $3.8 million, or 30.5% of net sales, in the second quarter of 2015. The year-over-year decline of U.S. Prepaid Debit segment net sales primarily reflects isolated reductions in volumes with certain customers, offsetting growth with other prepaid customers.

U.K. Limited:

Net sales were $8.0 million in the second quarter of 2016, representing an increase of 4.0% from $7.7 million in the prior year period, and were negatively impacted by approximately $0.6 million due to unfavorable foreign currency exchange rate fluctuations. On a constant currency basis, U.K. Limited net sales increased 11.2% compared with the second quarter of 2015. Gross profit of $2.0 million was essentially flat with the prior year period, and gross profit margin was 25.5% compared with 26.6% in the prior year period. Income from operations was $0.6 million in the second quarter of 2016, representing an increase of 16.3% from $0.5 million in the prior year period. EBITDA was $0.7 million in both the second quarter of 2016 and 2015, or 8.5% of net sales in the second quarter of 2016 compared to 8.6% of net sales in the prior year period.

Other:

Interest expense, net, increased to $5.1 million from $1.6 million in the second quarter of 2015, reflecting higher average debt balances. The effective tax rate was 32.9% for the quarter ended June 30, 2016 compared to 33.1% in the prior year period.

Earnings per Share

Diluted loss per share was $0.01 for the second quarter of 2016, compared with a loss of $0.02 in the prior year period. Second quarter 2016 net loss reflects the impact of $1.9 million, or $0.02 per share, of patent litigation and related charges. Included in EPS during the three months ended June 30, 2015 were preferred stock dividends of $12.7 million.  Adjusted diluted earnings per share from continuing operations was $0.05 for the quarter ended June 30, 2016, compared with $0.25 in the second quarter of 2015 after giving effect to the 15,000,000 common share issuance from the Company’s IPO in October 2015.  Adjusted diluted earnings per share from continuing operations, calculated using actual weighted-average diluted shares outstanding, was $0.05 for the second quarter of 2016 compared with $0.34 for the second quarter of 2015.

Balance Sheet, Cash Flow and Liquidity

Total debt principal outstanding was $321.5 million at both June 30, 2016 and December 31, 2015.  Net of deferred debt issuance costs and discount of $11.5 million, recorded debt was $310.0 million at June 30, 2016, compared with $309.0 million at December 31, 2015.

Net cash provided by operations for the six months ended June 30, 2016 was $33.2 million compared to $18.9 million for the six months ended June 30, 2015. Capital expenditures totaled $7.0 million for the six months ended June 30, 2016, resulting in free cash flow of $26.2 million, compared with free cash flow of $8.4 million in 2015.

During the quarter, the Company repurchased approximately 1.4 million shares of common stock for approximately $6.0 million under the previously announced share repurchase program, which equates to an average repurchase price of $4.17 per share.

At June 30, 2016, the Company had $31.5 million of cash and cash equivalents and $39.9 million of unused borrowing capacity under its revolving credit facility.

Quarterly Dividend Announcement

CPI Card Group announces today that its Board of Directors has approved the payment of a quarterly dividend. The dividend of $0.045 per share is payable on October 7, 2016 to stockholders of record at the close of business on September 16, 2016. The declaration and payment of any future dividends will be subject to the discretion of the CPI Card Group Board of Directors, who will evaluate the Company's dividend program from time to time based on factors that it deems relevant.

Full Year 2016 Financial Outlook

The Company’s 2016 financial outlook is as follows:

•	Net sales between $335 million and $345 million
•	Adjusted EBITDA between $75 million and $78 million
•	Adjusted diluted earnings per share of $0.50 to $0.53

EMV® is a registered trademark or trademark of EMVCo LLC in the United States and other countries.

Non-GAAP Financial Measures

In addition to financial results reported in accordance with U.S. generally accepted accounting principles (GAAP), we have provided the following non-GAAP financial measures in this release:  Adjusted Net Income from Continuing Operations, Adjusted Diluted Earnings per Share from Continuing Operations, EBITDA, Adjusted EBITDA, Pro Forma Adjusted Diluted Earnings per Share from Continuing Operations, Free Cash Flow, and Constant Currency.  These non-GAAP financial measures are utilized by management in comparing our operating performance on a consistent basis. We believe that these financial measures are appropriate to enhance an overall understanding of our underlying operating performance trends compared to historical and prospective periods and our peers. Management also believes that these measures are useful to investors in their analysis of our results of operations and provide improved comparability between fiscal periods. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated in accordance with GAAP. Our non-GAAP measures may be different from similarly titled measures of other companies.  Investors are encouraged to review the reconciliation of these historical non-GAAP measures to their most directly comparable GAAP financial measures included in Exhibit D to this press release, and a reconciliation of non-GAAP measures contained in our 2016 guidance in Exhibit F to this press release.

Adjusted Net Income from Continuing Operations and Adjusted Diluted Earnings per Share from Continuing Operations

Adjusted Net Income from Continuing Operations and Adjusted Diluted Earnings per Share from Continuing Operations exclude the impact of legal costs incurred in connection with patent litigation, stock-based compensation expense, amortization of intangible assets, performance bonuses in connection with the EFT Source acquisition, and other non-operational, non-cash or non-recurring items, net of their income tax impact, and exclude the impact of preferred stock dividends. The tax rates used to calculate Adjusted Net Income and Adjusted Diluted Earnings per Share are based on the Company’s long-term expected effective tax rate estimate for each period presented. We believe that Adjusted Net Income from Continuing Operations and Adjusted Diluted Earnings per Share from Continuing Operations are useful in assessing our financial performance by excluding items that are not indicative of our core operating performance or that may obscure trends useful in evaluating our continuing results of operations. For comparability purposes, we also present Adjusted Diluted Earnings per Share on a pro forma basis to give effect to our issuance of 15,000,000 shares of common stock in our IPO as if these shares were outstanding at the beginning of all periods presented.

EBITDA

EBITDA represents earnings before interest, taxes, depreciation and amortization. EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is also presented and compared by analysts and investors in evaluating our ability to meet debt service obligations. Other companies in our industry may calculate EBITDA differently. EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.

Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA adjusted for stock-based compensation expense, legal costs incurred in connection with patent litigation, performance bonuses in connection with the EFT Source acquisition, foreign currency gain or loss, and other items that are unusual in nature or infrequently occurring, as set forth in the reconciliation on Exhibit D.  Adjusted EBITDA is also a defined term in our existing credit agreement, which generally conforms to the definition above, and impacts certain credit measures and compliance targets within the credit agreement. Adjusted EBITDA is intended to show our unleveraged, pre-tax operating results and therefore reflects our financial performance based on operational factors, excluding non-operational, non-cash or non-

recurring losses or gains. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for, analysis of our results as reported under GAAP. For example, Adjusted EBITDA does not reflect: (a) our capital expenditures, future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expenses, or the cash requirements necessary to service interest or principal payments on our debt; (d) tax payments that represent a reduction in cash available to us; (e) any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; or (f) the impact of earnings or charges resulting from matters that we and the lenders under our credit agreement may not consider indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash, non-operating or non-recurring charges that are deducted in calculating net income, even though these are expenses that may recur, vary greatly and are difficult to predict and can represent the effect of long-term strategies as opposed to short-term results.

In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. Further, although not included in the calculation of Adjusted EBITDA, the measure may at times allow us to add estimated cost savings and operating synergies related to operational changes ranging from acquisitions to dispositions to restructurings and/or exclude one-time transition expenditures that we anticipate we will need to incur to realize cost savings before such savings have occurred. Further, management and various investors use the ratio of total debt less cash to Adjusted EBITDA, or "net debt leverage", as a measure of our financial strength and ability to incur incremental indebtedness when making key investment decisions and evaluating us against peers.

Free Cash Flow

We define Free Cash Flow as cash flow from operations less capital expenditures, and we use this metric in analyzing our ability to service and repay our debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt.

Constant Currency

Constant currency results show our current period operating results as if foreign currency exchange rates had remained the same as those in effect in the prior year period. We present certain constant currency results to facilitate comparisons to our historical operating results.

About CPI Card Group Inc.

CPI Card Group is a leading provider in payment card production and related services, offering a single source for credit, debit and prepaid debit cards including EMV chip, personalization, instant issuance, fulfillment and mobile payment services. With more than 20 years of experience in the payments market and as a trusted partner to financial institutions, CPI’s solid reputation of product consistency, quality and outstanding customer service supports our position as a leader in the market. Serving our customers from ten locations throughout the United States, Canada and the United Kingdom, we have the largest network of high security facilities in North America, each of which is certified by one or more of the payment brands: Visa, MasterCard, American Express, Discover and Interac in Canada. Learn more at www.cpicardgroup.com.

Conference Call and Webcast

CPI Card Group Inc. will host a conference call on August 10, 2016 at 5:00 p.m. ET to discuss its second quarter 2016 results. To participate in the Company's live conference call via telephone or online:

Participant Toll-Free Dial-In Number: (844) 392-3771
Participant International Dial-In Number: (541) 397-0893
Conference ID: 47869541
Webcast Link: http://edge.media-server.com/m/p/7k96yzwf

Participants are advised to login for the live webcast 10 minutes prior to the scheduled start time. A webcast replay and transcript of the conference call will be available on CPI Card Group Inc.’s Investor Relations web site: http://investor.cpicardgroup.com/

Following the completion of the conference call, a replay of the conference call will be available from 8:30 p.m. ET on August 10, 2016 until 11:59 p.m. ET on August 17, 2016. To access the replay, please dial (855) 859-2056 or (404) 537-3406; Conference ID: 47869541.

Forward-Looking Statements

Statements in this press release that are not statements of historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements may be identified by terms such as statements about our plans, objectives, expectations, assumptions or future events. The words “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “continue” and other similar expressions are intended to identify forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others: material breaches in the security of our systems; market acceptance of developing technologies that make Financial Payment Cards less relevant; a slower or less widespread adoption of EMV and Dual-Interface EMV technology than we anticipate; difficulties in our production processes; defects in our software; our failure to operate our business in accordance with the PCI security standards or other industry standards such as Payment Card Brand certification standards; extension of card expiration cycles; a decline in U.S. and global market and economic conditions; failure to identify, attract and retain new customers or a failure to maintain our relationships with our major customers; our substantial indebtedness; infringement on our intellectual property rights, or claims that our technology is infringing on third-party intellectual property; failure to meet our customers’ demands in a timely manner; competition and/or price erosion in the payment card industry; costs relating to product defects and product liability and warranty claims; our dependence on licensing arrangements; inability to renew leases for our facilities; interruptions in our IT systems or production capabilities; the restrictive terms of our credit facility and covenants of future agreements governing indebtedness; non-compliance with, and changes in, laws in foreign jurisdictions in which we operate and sell our products; challenges related to our acquisition strategy; our dependence on specialized equipment from third party suppliers; and other risk factors or uncertainties identified from time to time in our filings with the Securities and Exchange Commission (“SEC”). Although CPI Card Group Inc. believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2015 filed with the SEC on March 24, 2016. CPI Card Group Inc. undertakes no obligation to update or revise any of its forward-looking statements, whether as a result of new information, future events or otherwise.

####

For more information:

CPI Card Group Inc. Investor Relations:

William Maina

(877) 369-9016

InvestorRelations@cpicardgroup.com

CPI Card Group Inc. Media Relations:

Media@cpicardgroup.com

CPI Card Group Inc.

Earnings Release Supplemental Financial Information

August 10, 2016

Exhibit ACondensed Consolidated Statements of Operations and Comprehensive (Loss) Income - Unaudited for the three and six months ended June 30, 2016 and 2015

Exhibit BCondensed Consolidated Balance Sheets - Unaudited as of June 30, 2016 and December 31, 2015

Exhibit CCondensed Consolidated Statements of Cash Flows - Unaudited for the six months ended June 30, 2016 and 2015

Exhibit DSupplemental GAAP to Non-GAAP Reconciliation - Unaudited for the three and six months ended June 30, 2016 and 2015

Exhibit ESummary Segment Information – Unaudited for the three and six months ended June 30, 2016 and 2015

Exhibit F2016 Guidance: Non-GAAP Reconciliation

				EXHIBIT A
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive (Loss) Income
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net sales:
Products	$40,095	$67,757	$95,053	$112,771
Services	33,630	27,779	65,065	60,075
Total net sales	73,725	95,536	160,118	172,846

Cost of sales:
Products (exclusive of depreciation and amortization shown below)	27,312	40,746	63,665	71,148
Services (exclusive of depreciation and amortization shown below)	21,063	16,610	38,827	35,583
Depreciation and amortization	2,643	2,345	5,227	4,772
Total cost of sales	51,018	59,701	107,719	111,503
Gross profit	22,707	35,835	52,399	61,343

Operating expenses:
Selling, general and administrative (exclusive of depreciation and amortization shown below)	16,633	14,514	31,131	26,691
Depreciation and amortization	1,544	1,634	3,073	3,268
Total operating expenses	18,177	16,148	34,204	29,959
Income from operations	4,530	19,687	18,195	31,384

Other income (expense):
Interest, net	(5,068)	(1,616)	(10,101)	(3,505)
Foreign currency gain (loss)	34	27	(68)	149
Other income, net	15	73	13	61
Total other expense	(5,019)	(1,516)	(10,156)	(3,295)

(Loss) income before income taxes	(489)	18,171	8,039	28,089
Income tax benefit (expense)	161	(6,016)	(2,653)	(9,974)
Net (loss) income from continuing operations	(328)	12,155	5,386	18,115

Discontinued operations:
Loss from a discontinued operation, net of taxes	—	—	—	(606)
Gain on sale of a discontinued operation, net of taxes	—	—	—	887
Net (loss) income	$(328)	$12,155	$5,386	$18,396
Preferred stock dividends	—	(12,747)	—	(25,359)
(Loss) income attributable to common stockholders	$(328)	$(592)	$5,386	$(6,963)

Basic and diluted (loss) earnings per share:
Continuing operations	$(0.01)	$(0.02)	$0.10	$(0.18)
Discontinued operation	—	—	—	0.01
	$(0.01)	$(0.02)	$0.10	$(0.17)

Dividends declared per common share	$0.045	$—	$0.09	$—

Comprehensive Income
Net (loss) income	$(328)	$12,155	$5,386	$18,396
Currency translation adjustment	(1,032)	434	(949)	(346)
Total comprehensive (loss) income	$(1,360)	$12,589	$4,437	$18,050

		EXHIBIT B
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Share and Per Share Amounts)

	June 30,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$31,495	$13,606
Accounts receivable, net of allowances of $185 and $212, respectively	36,047	52,538
Inventories	23,407	25,640
Prepaid expenses and other current assets	4,801	4,260
Income taxes receivable	3,926	4,975
Total current assets	99,676	101,019
Plant, equipment and leasehold improvements, net	53,267	52,113
Intangible assets, net	51,542	53,988
Goodwill	72,567	73,123
Other assets	82	110
Total assets	$277,134	$280,353

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$14,419	$17,832
Accrued expenses	15,707	11,315
Deferred revenue and customer deposits	3,662	3,874
Current maturities of long-term debt	9,000	9,000
Total current liabilities	42,788	42,021
Long-term debt, net of current maturities	300,957	300,000
Deferred income taxes	23,609	24,073
Other long-term liabilities	776	869
Total liabilities	368,130	366,963

Commitments and contingencies

Series A Preferred Stock; $0.001 par value—100,000 shares authorized; no shares issued and outstanding	—	—
Stockholders’ deficit:
Common Stock; $0.001 par value—100,000,000 shares authorized; 55,227,360 and 56,542,116 shares issued and outstanding as of June 30, 2016 and December 31, 2015, respectively	55	56
Capital deficiency	(116,803)	(119,028)
Accumulated earnings	31,000	36,661
Accumulated other comprehensive loss	(5,248)	(4,299)
Total stockholders’ deficit	(90,996)	(86,610)
Total liabilities and stockholders’ deficit	$277,134	$280,353

		EXHIBIT C
CPI Card Group Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in Thousands)
(Unaudited)

	Six Months Ended June 30,
	2016	2015
Operating activities
Net income	$5,386	$18,396
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,300	8,040
Stock-based compensation expense	1,851	1,503
Amortization of debt issuance costs and debt discount	957	324
Loss on sale of a discontinued operation	—	1,039
Excess tax benefits from stock-based compensation	(416)	—
Deferred income taxes	(28)	11,151
Other, net	68	401
Changes in operating assets and liabilities:
Accounts receivable	15,863	(7,680)
Inventories	2,049	(6,826)
Prepaid expenses and other assets	(543)	673
Income taxes	1,711	(10,494)
Accounts payable	(3,622)	4,659
Accrued expenses	1,819	(2,304)
Deferred revenue and customer deposits	(148)	(184)
Other liabilities	(80)	211
Cash provided by operating activities	33,167	18,909
Investing activities
Acquisitions of plant, equipment and leasehold improvements	(7,009)	(10,526)
Proceeds from sale of a discontinued operation	—	5,000
Cash used in investing activities	(7,009)	(5,526)
Financing activities
Payments on Senior Term Loan	—	(12,268)
Common stock repurchased	(6,008)	—
Dividends paid on common stock	(2,544)	—
Excess tax benefits from stock-based compensation	416	—
Payment of deferred stock issuance costs	—	(589)
Redemption of preferred and common stock	—	(417)
Cash used in financing activities	(8,136)	(13,274)
Effect of exchange rates on cash	(133)	(43)
Net increase in cash and cash equivalents:	17,889	66
Cash and cash equivalents, beginning of period	13,606	12,941
Cash and cash equivalents, end of period	$31,495	$13,007

				EXHIBIT D
CPI Card Group Inc. and Subsidiaries
Supplemental GAAP to Non-GAAP Reconciliation
(Dollars in Thousands, Except Shares and Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

EBITDA AND ADJUSTED EBITDA
Net (loss) income from continuing operations	$(328)	$12,155	$5,386	$18,115
Interest expense, net	5,068	1,616	10,101	3,505
Income tax (benefit) expense	(161)	6,016	2,653	9,974
Depreciation and amortization	4,187	3,979	8,300	8,040
EBITDA	$8,766	$23,766	$26,440	$39,634

Adjustments to EBITDA
Stock-based compensation expense	1,106	899	1,851	1,503
Litigation and related charges (1)	1,942	—	1,942	—
EFT Source acquisition performance bonuses	250	250	500	500
Professional fees	—	409	—	409
Foreign currency loss (gain)	(34)	(27)	68	(149)
Subtotal of adjustments to EBITDA	3,264	1,531	4,361	2,263
Adjusted EBITDA	$12,030	$25,297	$30,801	$41,897

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Adjusted net income from continuing operations and earnings per share
Net (loss) income from continuing operations	$(328)	$12,155	$5,386	$18,115
Litigation and related charges (1)	1,942	—	1,942	—
Stock-based compensation expense	1,106	899	1,851	1,503
Amortization of intangible assets	1,134	1,145	2,274	2,289
EFT Source acquisition performance payments	250	250	500	500
Professional fees	—	409	—	409
Tax effect of above items	(1,463)	(946)	(2,167)	(1,645)
Adjusted net income from continuing operations	$2,642	$13,912	$9,787	$21,171

(1)	Represents legal costs incurred in connection with the Gemalto patent litigation.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Weighted-average number of shares outstanding (GAAP)
Basic	56,201,811	41,284,452	56,371,964	41,312,854
Effect of dilutive equity awards	216,973	—	212,014	—
Weighted-average diluted shares outstanding	56,418,784	41,284,452	56,583,978	41,312,854

Common shares issued by the Company on October 9, 2015		15,000,000		15,000,000
Pro forma weighted-average number of diluted shares outstanding	56,418,784	56,284,452	56,583,978	56,312,854

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Reconciliation of diluted earnings (loss) per share from continuing operations (GAAP) to adjusted diluted earnings per share from continuing operations:
Diluted (loss) earnings per share from continuing operations (GAAP)	$(0.01)	$(0.02)	$0.10	$(0.18)
Impact of net income adjustments	0.06	0.05	0.07	0.07
Impact of preferred stock dividends	0.00	0.31	0.00	0.62
Adjusted diluted earnings (loss) per share from continuing operations	$0.05	$0.34	$0.17	$0.51

Pro forma adjusted diluted earnings per share from continuing operations	$0.05	$0.25	$0.17	$0.38

	Three Months Ended June 30,
	2016	2015
Constant Currency
U.K. Limited net sales, as reported (GAAP)	$7,989	$7,679
Foreign currency translation impact	551	-
U.K. Limited net sales, constant currency adjusted	$8,540	$7,679
Net sales change, as reported (GAAP)	4.0%
Net sales change, constant currency adjusted	11.2%

	Three Months Ended June 30,		Six Months Ended June 30,
Reconciliation of cash provided by operating activities (GAAP) to free cash flow	2016	2015	2016	2015
Cash provided by operating activities	16,411	6,230	$33,167	$18,909
Acquisitions of plant, equipment and leasehold improvements	(3,229)	(4,868)	(7,009)	(10,526)
Free cash flow	$13,182	$1,362	$26,158	$8,383

				EXHIBIT E
CPI Card Group Inc. and Subsidiaries
Segment Summary Information
For the Three Months and Six Months Ended June 30, 2016 and 2015
(Dollars in Thousands, Except Shares and Per Share Amounts)
(Unaudited)

Net Sales
	Three Months Ended June 30,
	2016	2015	$ Change	% Change
	(dollars in thousands)
Net sales by segment:
U.S Debit and Credit	$50,808	$73,354	$(22,546)	(30.7)%
U.S. Prepaid Debit	11,991	12,392	(401)	(3.2)%
U.K. Limited	7,989	7,679	310	4.0%
Other	3,678	5,819	(2,141)	(36.8)%
Eliminations	(741)	(3,708)	2,967	* %
Total	$73,725	$95,536	$(21,811)	(22.8)%

	Six Months Ended June 30,
	2016	2015	$ Change	% Change
	(dollars in thousands)
Net sales by segment:
U.S Debit and Credit	$115,899	$123,405	$(7,506)	(6.1)%
U.S. Prepaid Debit	24,332	29,823	(5,491)	(18.4)%
U.K. Limited	14,221	13,918	303	2.2%
Other	6,820	9,922	(3,102)	(31.3)%
Eliminations	(1,154)	(4,222)	3,068	* %
Total	$160,118	$172,846	$(12,728)	(7.4)%

Gross Profit
	Three Months Ended June 30,
	2016	% of Net Sales	2015	% of Net Sales	$ Change	% Change
	(dollars in thousands)
Gross profit by segment:
U.S Debit and Credit	$15,711	30.9%	$28,512	38.9%	$(12,801)	(44.9)%
U.S. Prepaid Debit	4,157	34.7%	4,608	37.2%	(451)	(9.8)%
U.K. Limited	2,039	25.5%	2,041	26.6%	(2)	(0.1)%
Other	800	21.8%	674	11.6%	126	18.7%
Total	$22,707	30.8%	$35,835	37.5%	$(13,128)	(36.6)%

	Six Months Ended June 30,
	2016	% of Net Sales	2015	% of Net Sales	$ Change	% Change
	(dollars in thousands)
Gross profit by segment:
U.S Debit and Credit	$38,871	33.5%	$45,307	36.7%	$(6,436)	(14.2)%
U.S. Prepaid Debit	8,233	33.8%	11,297	37.9%	(3,064)	(27.1)%
U.K. Limited	3,648	25.7%	3,368	24.2%	280	8.3%
Other	1,647	24.1%	1,371	13.8%	276	20.1%
Total	$52,399	32.7%	$61,343	35.5%	$(8,944)	(14.6)%

Income from Operations
	Three Months Ended June 30,
	2016	% of Net Sales	2015	% of Net Sales	$ Change	% Change
	(dollars in thousands)
Income from Operations by segment:
U.S Debit and Credit	$9,174	18.1%	$22,140	30.2%	$(12,966)	(58.6)%
U.S. Prepaid Debit	2,980	24.9%	3,212	25.9%	(232)	(7.2)%
U.K. Limited	565	7.1%	486	6.3%	79	16.3%
Other	(8,189)	*	(6,151)	*	(2,038)	33.1%
Total	$4,530	6.1%	$19,687	20.6%	$(15,157)	(77.0)%

	Six Months Ended June 30,
	2016	% of Net Sales	2015	% of Net Sales	$ Change	% Change
	(dollars in thousands)
Income from Operations by segment:
U.S Debit and Credit	$26,238	22.6%	$33,116	26.8%	$(6,878)	(20.8)%
U.S. Prepaid Debit	5,668	23.3%	8,524	28.6%	(2,856)	(33.5)%
U.K. Limited	655	4.6%	436	3.1%	219	50.2%
Other	(14,366)	*	(10,692)	*	(3,674)	34.4%
Total	$18,195	11.4%	$31,384	18.2%	$(13,189)	(42.0)%

EBITDA
	Three Months Ended June 30,
	2016	% of Net Sales	2015	% of Net Sales	$ Change	% Change
	(dollars in thousands)
EBITDA by segment (1)
U.S Debit and Credit	$11,403	22.4%	$24,012	32.7%	$(12,609)	(52.5)%
U.S. Prepaid Debit	3,557	29.7%	3,776	30.5%	(219)	(5.8)%
U.K. Limited	680	8.5%	658	8.6%	22	3.3%
Corporate and Other	(6,874)	*	(4,680)	*	(2,194)	46.9%
Total	$8,766	11.9%	$23,766	24.9%	$(15,000)	(63.1)%

* Calculation not meaningful

(1) EBITDA is the primary measure used by management to evaluate segment operating performance.  The principal difference between Income from Operations and EBITDA is that EBITDA is adjusted to exclude Depreciation and Amortization expense of $2,130 and $1,893 in U.S. Debit and Credit, $576 and $534 in U.S. Prepaid Debit, $172 and $222 in U.K. Limited and $1,309 and $1,330 in Corporate and Other for the three months ended June 30, 2016 and 2015, respectively.

	Six Months Ended June 30,
	2016	% of Net Sales	2015	% of Net Sales	$ Change	% Change
	(dollars in thousands)
EBITDA by segment (1)
U.S Debit and Credit	$30,325	26.2%	$36,593	29.7%	$(6,268)	(17.1)%
U.S. Prepaid Debit	6,824	28.0%	9,760	32.7%	(2,936)	(30.1)%
U.K. Limited	899	6.3%	841	6.0%	58	6.9%
Corporate and Other	(11,608)	*	(7,560)	*	(4,048)	53.5%
Total	$26,440	16.5%	$39,634	22.9%	$(13,194)	(33.3)%

* Calculation not meaningful

(1) EBITDA is the primary measure used by management to evaluate segment operating performance.  The principal difference between Income from Operations and EBITDA is that EBITDA is adjusted to exclude Depreciation and Amortization expense of $4,177 and $3,498 in U.S. Debit and Credit, $1,157 and $1,207 in U.S. Prepaid Debit, $334 and $456 in U.K. Limited and $2,632 and $2,879 in Corporate and Other for the six months ended June 30, 2016 and 2015, respectively.

		EXHIBIT F

CPI Card Group Inc. and Subsidiaries
2016 guidance: Non-GAAP Reconciliation
(in Millions, except per share amounts)
(Unaudited)

	Range
	Low	High
Net income (GAAP)	$21.0	$23.1

Amortization	4.6	4.6
Non-cash compensation	3.5	3.5
EFT Source bonus	0.5	0.5
Litigation and related charges (1)	1.9	1.9
Foreign exchange loss	0.1	0.1
Tax effect	(3.4)	(3.4)

Adjusted net income	$28.2	$30.3

Weighted-average diluted shares outstanding (2)	56.8	56.8

Adjusted diluted earnings per share	$0.50	$0.53
Diluted earnings per share (GAAP)	$0.37	$0.41

Net income (GAAP)	$21.0	$23.1

Depreciation	13.2	13.2
Amortization	4.6	4.6
Interest expense	19.8	19.8
Taxes	10.4	11.3
EBITDA	$69.0	$72.0

Non-cash compensation	3.5	3.5
EFT Source bonus	0.5	0.5
Litigation and related charges (1)	1.9	1.9
Foreign exchange loss	0.1	0.1

Adjusted EBITDA	$75.0	$78.0

(1)	Represents legal costs incurred in connection with the Gemalto patent litigation.
(2)	Does not give effect to the impact of the share repurchase program announced on May 11, 2016.